Exhibit 99.1

Blucora Announces Proposed Add-On to Term Loan Facility

IRVING, TX — June 17, 2020 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people to achieve their goals, announced that it will host a bank meeting later today, Wednesday, June 17, 2020, for the purpose of syndicating a $175,000,000 add-on to its term loan under the Company’s existing senior secured credit facility.

Blucora intends to use the proceeds from the incremental term loan to finance its previously announced acquisition of HK Financial Services (HKFS) and for additional working capital.

The proposed incremental term loan is subject to a number of factors, including market interest and other conditions.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management business (formerly operating under the HD Vest and 1st Global brands), the leading tax-focused broker-dealer, with $61 billion in total client assets as of March 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and professional users in 2019. With integrated tax and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contact:

Bill Michalek

Blucora Investor Relations

(972) 870-6463

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this report, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, our ability to consummate the HKFS acquisition, including our ability and HKFS’s ability to fulfill the conditions to the closing of the HKFS acquisition on a timely basis or at all and our ability to enter into the incremental term loan on favorable terms or at all in light of market interest and other conditions that are beyond our control.

A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release, except as may be required by law.